                                                                                Exhibit 99.2

  Conference Call Transcript
   SUP - Q1 2009 Superior Industries Earnings Conference Call

EVENT DATE/TIME: May. 08. 2009 / 1:00PM ET

CORPORATE PARTICIPANTS

 Erika Turner
 Superior International Industries, Inc. - CFO

 Steven Borick
 Superior International Industries, Inc. - Chairman, CEO, and President

 Mike O'Rourke
 Superior International Industries, Inc. - EVP, Sales and Administration

CONFERENCE CALL PARTICIPANTS

 Joe Durham
 Credit Suisse - Analyst

 Matt Mishan
 KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst

 Mark Close
 Oppenheimer & Close, Inc. - Analyst

 Jeff Linroth
 Leaving It Better  LLC. - Analyst

PRESENTATION

Operator

Good day and welcome to the Superior Industries first quarter 2009 earnings teleconference.
For opening remarks, I would like to turn the conference over to Ms. Erika Turner, Chief Financial Officer. Please go ahead, ma'am.

Erika Turner - Superior International Industries, Inc. - CFO
Thank you, Paul.

Good morning to everybody here in the room with me. Good afternoon to everybody on the phone with us today.

During our discussion, I'm going to be referring to a short PowerPoint presentation which is available to you on our website, so if you would flip to page one of the presentation, I would like to remind everyone that any forward-looking statements made in this webcast are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, customer financial stability, customer schedule volatility, potential decline in the production of cars and light trucks, and the successful completion of our strategic and operating plans.

Please refer to the Company's SEC filings, including our annual report on Form 10-K, for a complete writeup on forward-looking statements and risk factors. Before I begin with the financial presentation, I'd like to turn the meeting over to Steven Borick, our Chairman, CEO, and President, for opening remarks.

Steven Borick  - Superior International Industries, Inc. - Chairman, CEO, and President
Okay. Thank you, Erika and good day to everybody.
I'd like to start out by thanking all of our employees at Superior, both past and present, for staying so positive through this most difficult time. I have to say it takes a lot of fortitude to stay the course, which we are doing, and I appreciate everybody's willingness to continue in that realm.

We will continue to work toward making our balance sheet a priority as we address the many concerns facing the industry.

We are not only going to continue to do what is necessary to right-size our capacity, but we are also embarking on many initiatives to look at our plants, to reduce long-term costs of manufacturing through new initiatives, such as bringing in well-known outside engineering and automation experts to understand from their perspective what we continue to believe we can do to reduce our costs for the future.

We are also looking at ways to further reduce our SG&A without creating any voids in our operations. In the IT area, we continue to move forward with our new ERP system. We are ahead of schedule and budget. These are necessary tools to better understand our long-term costs and streamline our operations.

In the Engineering area we are looking and listening to our OEM partners on what they need for the future and reacting to those needs.

On a global front, we continue to work to be globally competitive in the future so that our Company, along with the OEMs and their desires, we can make whatever they need wherever they need it to supply parts for their future needs in any global setting that is necessary.

I'm confident as we come out of this difficult economic environment we will continue to be the Company that the OEMs desire to do business with. I know that it is very difficult to look at our economic numbers today, but I also believe that we have done a very good job in maintaining our balance sheet, continuing to work on our cash flow, and making sure that we have future capital available for whatever might come to our opportunity desk.

I particularly want to thank everybody that continues to support this company and that certainly includes our vendors, our OEMs and our shareholders. With that I'd like to turn it back over to Erika.

Erika Turner - Superior International Industries, Inc. - CFO
Thank you, Steven. Let's flip to page two of our presentation, significant events of Q1 2009 and subsequent. Some of you on the call might have noticed that we filed our 10-Q with the SEC this morning and also issued our press release, so some of the things that I'm going to be talking about this morning were included in the press release and certainly were included in our 10-Q.

I think the most significant event that hit us this quarter was the sharply reduced volume that we experienced. Compared to first quarter of 2008, our volume was 55% lower. This reduction, along with a lower pass-through aluminum price caused our revenues to decrease by 63%.

In addition, on April 23rd, GM announced extended plant shutdown schedules that will take place during the second quarter. On April 30th, Chrysler announced that it had filed for bankruptcy, and we have applied to participate in the US Treasury's automotive supplier support program. At April 30th, our receivable from Chrysler's US, Canadian, and Mexican operations totaled $9.8 million. So we're -- at this point, we're uncertain how much of that, if any of that is at risk, and we have not taken a reserve in our quarterly report.

Meanwhile, we announced in January of this year that we would be closing or Van Nuys, California manufacturing facility by June of 2009 and that plant closure is on schedule.

If you would flip to page three, please. This chart talks about adjustments that we took during the quarter. Now, as a result of the events of the first quarter, we've done the following. We recorded a valuation against our deferred tax asset of $25 million. In evaluating the requirement for deferred tax asset valuation, we take into consideration all positive and negative evidence available.

During the first quarter, we estimated that we would incur a tax loss in the US for the fiscal year. In addition, the volatility of the industry creates uncertainty and subjectivity to the timing of future profitability. Despite our assertion that we expect to be profitable long-term in the US, the accounting rules impose a presumption that a valuation allowance is required. When we are able to take advantage of these tax positions, we will then record a tax benefit.

Second item on the list, the Chrysler and GM announcements along with what was already a depressed market also triggered an impairment of our production assets at our Fayetteville, Arkansas facility. Because of the specific wheels allocated to that facility, we concluded that the discounted future cash flows were not enough to support the asset values. We recorded an $8.9 million impairment based on estimated appraisal values. This adjustment gives rise to lower Fayetteville depreciation expense over the next several years.

Third bullet talks about our gas contracts. We updated our market adjustments of our Pittsburgh, Van Nuys gas contracts, totaling $442,000 of additional expense in the first quarter.

In addition, we determined that our Arkansas gas contracts were no longer exempt from treatment as derivative instruments. We accordingly marked these to market, incurring a charge of $3.4 million. This adjustment was prompted by a number of factors, including the announcements of GM and Chrysler, which indicated that we would not expect to take full delivery of natural gas in Arkansas during each month under contract. That requires us to mark-to-market the related contracts. In the event the price of natural gas increases, we will reduce the reserves and record income in the future.

Last bullet on this chart, during the first quarter we also recorded severance totaling $2.3 million; $1.4 million of that pertains to our Van Nuys plant closure.

If you would please turn to page four of the presentation. There's some comments concerning our balance sheet. Despite having such a tough quarter, we were able to generate cash flow from operations of $23 million. And we increased our overall cash balance by $16 million from the end of the year. I'll walk you through a cash flow statement in a few minutes.

In addition, we reduced our accounts receivable by $24 million from year end. Although this was mainly due to lower sales, we also improved our receivable aging. As a result, we reversed nearly $1 million of allowance for doubtful accounts. As we mentioned, we have a total receivable from all of our Chrysler locations of $9.8 million on April 30th, which is their declaration date. And we, at this time, don't have enough information to be able to determine what exactly the impact is of their bankruptcy, so we've not recorded anything but we have disclosed a position in our 10-Q.

Finally, our current ratio remains very strong at 4.9 to 1 at March 29th, 2009. We are continuing to -- as Steven mentioned, we continue to focus on our balance sheet and we are being very conservative with any kind of spending decisions that we make.

If you turn to page five, please. With that as a backdrop, I'm going to start talking now about our specific results. As illustrated by this chart, Superior, relatively in line with North American light vehicle production, which in the first quarter continued to be extremely weak. Most North American auto assembly plants were idled for the better part of January and many continued to add intermittent shutdown periods as the quarter progressed. The production and shipment reductions were broad-based, both by customer and by model mix. They wasn't any single segment of the automotive industry that was untouched by the market conditions.

On a positive note, we did see some relative stability with the new Ford 150 aluminum wheel shipments during the quarter, which showed less deterioration than similar programs. In addition, we did support launch activity on key re-styled Ford programs such as Mustang and Fusion, however, at significantly reduced levels as compared to Q1 of 2008. The quarter continued to be plagued by our customers reducing their production, in line with significantly reduced consumer purchasing. Unfortunately, with the recent GM production announcement and the Chrysler bankruptcy proceedings, we expect the reduced volumes to continue through the second quarter.

So if you would please turn to page six of the presentation, which is a snapshot of our first quarter P&L. As discussed, our unit shipments were down from the first quarter of last year by 55%. The reduction in volume along with the lower aluminum pricing resulted in a 63% reduction in revenue, and at that level, despite our recent plant closures, we cannot absorb our fixed costs, which creates a negative gross margin. However, also included in that margin was the mark-to-market adjustment that we discussed, totaling $3.9 million, and severance cost of $2.3 million.

We did improve SG&A by $1.4 million which includes $900,000 of bad debt reserve reversal, and also, $500,000 of reduced headcount and related spending. We took our $8.9 million impairment on long-lived assets during the quarter, and our foreign exchange loss was not significant during this first quarter. Also, along with other expenses, then, we showed a loss before equity earnings of $29 million. The equity loss in our Hungarian joint venture totaled nearly $1 million, as the European automotive industry paralleled the North American market.

And finally, we impaired our deferred tax asset which was $25.3 million of that total $26.5 million tax expense for the period.

So if you would flip please to page seven. This is really a rehashing of the information I provided, but it illustrates the non-operating items included in our reported loss. If you view our results from a recurring standpoint, we would add back the impairment, the adjustment for gas contracts and severance, leaving us with an adjusted pretax loss of $14 million. If we were to apply a normal tax rate to that of 30% to 35%, that puts us pretty close to the first call mean estimates. All right.

With that, the detailed balance sheet is on page eight. We've shown comparatives with both the first quarter of 2008 and the end of the fiscal year and as you can see, both periods show strong cash build. Our receivables are lower, consistent with the level of sales during the relative periods, and the dollar value of inventory is lower from the December levels. It's largely due to the value of aluminum, but it's also slightly down in units.

Our Property, Plant, and Equipment is down significantly from a year ago. It's due to $45 million worth of foreign exchange translation loss. $40 million of depreciation expense and $27 million of impairments, which is also offset by $12.6 million of capital additions during the period. The reduction from year end includes the $9 million impairment taken, $5 million of translation loss and $8 million of depreciation and offset by $2 million of capital additions.

The reduction in accounts payable is in line with the reduced requirements, and then finally, shareholders' equity is $65.5 million lower than year end due to the $56.5 million loss for the period, about $5 million of translation loss and around $4 million of dividends paid.

Moving to page nine, the summary cash flow. Pretty much gone through all this. Starting from net income, we would add back depreciation impairment charge, net deferred tax changes and other balance sheet fluctuations. The result is cash flow from operations of a positive $23 million. Then if we subtract our capital expenditures and dividends paid, we have a net increase in cash of $16 million.

Finally, in conclusion for the quarter, I would just like to state that we along with the rest of the automotive supply base are struggling to stay ahead of the bow wave caused by weak markets, customer distress, and consumers practicing recessionary spending.

We are proactively reassessing our structure or processes and our own spending. As we mentioned during our last conference call, we believe that by reducing our costs, aligning our capacity, and streamlining our operations, we are positioning ourselves well to flourish in the coming years. With our cash position and our strong balance sheet, we reiterate our steadfast assertion that we will be the last man standing.

As I mentioned, we filed this morning our quarterly report on Form 10-K with the SEC and it's also available on our website at www.superiorind.com. I'd now like to open the lines for questions, Paul.

QUESTION AND ANSWER

Operator
(Operator Instructions). We'll take our first question from Chris Ceraso with Credit Suisse.

Joe Durham  - Credit Suisse - Analyst
This is Joe Durham on for Chris.

Erika Turner  - Superior International Industries, Inc. - CFO
Hi, Joe, how are you?

Joe Durham  - Credit Suisse - Analyst
Mr. Borick, the first question is for you.

You mentioned in the beginning that you wanted to position the Company to make wheels globally for your global customers. Can you update us on what you're looking at overseas, if you're still looking at stuff or whether or not you're just inwardly focused in the North American operations or what you're doing there?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Well, first of all, we have our operations in Eastern Europe that we are re-looking at and advancing opportunities to make sure that we are competitive in that marketplace.

Further, of course, our North American operations, both out of Mexico and the US, will serve the domestic markets. With the cost structure in Mexico, we feel like we will continue to be competitive, and we're working on a couple of things where there may be some partnering opportunities that will give us further global opportunities, vis-a-vis the Asian market, et cetera.

Joe Durham - Credit Suisse - Analyst
Okay. And then can you guys just run us through basically quickly sort of what the footprint looks like after Van Nuys shuts down? If I'm correct, there's, what, five North American facilities left after that?

Can you go through sort of what plants are left and maybe if possible, what the capacity is in total? And if possible, the capacity by plant?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
The plants left are two plants in Arkansas, Fayetteville and Rogers.

Joe Durham - Credit Suisse - Analyst
Okay.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Three plants in Mexico. The Mexico capacity depending on wheel size, approximately 8 million.

Joe Durham - Credit Suisse - Analyst
Okay.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
In the Midwest, in the two plants you're looking at a combined capacity of let's say 4 million, 3.5 million.

Joe Durham - Credit Suisse - Analyst
Okay.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
We recognize that under these circumstances today that we are certainly over capacitized and that's why my statement about we'll continue to look at how we will further right-size the Company to fit where we need to, knowing that we want to and find it important to maintain a strong, not only North American, but US presence to some degree.

Joe Durham - Credit Suisse - Analyst
Okay, and last question.

You basically gave the year to year change in aluminum on the revenue line. Is there a way you can maybe give the dollar amount of the change in aluminum, its effect on COGS?

Erika Turner - Superior International Industries, Inc. - CFO
About $12 million.

Joe Durham - Credit Suisse - Analyst
Okay. All right. Great. Thanks, guys.

Erika Turner - Superior International Industries, Inc. - CFO
Okay. Thank you.

Operator
(Operator Instructions). Our next question comes from Brett Hoselton with KeyBanc.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
Good afternoon. It's Matt Mishon in for Brett.

Erika Turner - Superior International Industries, Inc. - CFO
Hi, Matt.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
Hi, Erika, how are you?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Matt, does Brett ever come on the phone any more?

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
Occasionally we'll get him on.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Okay. Well, tell him that we miss him.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
It's his trust in his associate, which is really --

Erika Turner - Superior International Industries, Inc. - CFO
(LAUGHTER). Well put.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
On a run rate of savings from the restructuring from the plant closing at Van Nuys and Pittsburgh, have you realized the full run rate in the first quarter? Where are you at with that?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
I would say no. We haven't certainly because of Van Nuys. We're still in layoff mode here. We'll be in full cessation of production the first week in June. That means that anything that's in the WIP right now will be finished by then.

We'll still have a staffing as we start to dismantle this plant. We only have a minor staffing in Pittsburgh, but of course each of these plants cost some level of money with taxes and utilities to keep open, but from a dollar standpoint I think we'll see more benefits on the pickup in the reductions as we get into the second quarter.

Erika Turner - Superior International Industries, Inc. - CFO
And then full value in the third quarter when we cease production.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
Assuming now -- assuming that the current volumes that are projected by CSM and other forecasting service, sort of hold here for the third quarter given the restructurings, are you back to breakeven at those levels or do you need to do additional restructurings?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
We're working on right now with the senior leadership of the Company different scenarios, understanding our breakevens and where we have further cost reduction opportunities. Breakeven and covering SG&A are two very distinctly different things that we're looking at.

From an operational standpoint we believe that we need to continue to work toward that as the capacity has to be adjusted further and we're involved in that concept right now. Whatever we need to do to get there, and then as I said in my discussion, we're looking at all other SG&A without debilitating our operations, so we have work to do. Our ability to maintain our cash position, recognizing that we may end up with some small cash burn, depending on how these numbers fare out in the second quarter.

We're still going to have a very strong balance sheet as we enter the third quarter and if there's any belief in maybe some level of economic pickup as we go into the second half of the year and certainly into '10, I think we'll start seeing some traction.

It actually gives us an opportunity to really do some more serious assessments at the plant level and determine where there's opportunities to further reduce our COGS through even some capital expenditures, if necessary, but rearrangements and continuing to understand our process and how we can do a better job.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
As you look at that excess capacity, how do you see it getting either -- how do you see capacity getting filled, either through capacity rationalization where you start cutting the capacity or do you think you can resource and acquire enough business where you can get back to a higher level of utilization.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Well, we certainly think there's that opportunity. There's going to be continued pricing pressure, there's no doubt. The OEMs have looked at this and of course -- and I've said it for many years that I believe some of the pricing scenarios are still unsustainable and if you look at the US, particularly the amount of capacity that's been taken out over the years, the latest being Alcoa and in Beloit (WS) and the players that are left, is really very minimal.

We're not going to be short-sighted in our thinking. We're going to even be more long-term thinking and if the pain that we're suffering today has to continue for a period of time, the opportunities and how we run our business and prove that we will be the best of the best in the future is exactly the direction we'll take.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
Great. And lastly, you had mentioned on the last conference call, I think you were actually over in Hungary at that point in time, that it could possibly make a profit, but most likely a minimal loss. Is that still the case?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
It is right now. We've run into some production issues in Hungary that we're working through. We have some people over there. We've had some major changes in management, and we're doing the same kind of reassessment.

It's important that Hungary become a more global player long-term in our pocket, and we're going to take the same sort of attitude that whatever we need to do to understand where we can operationally change for the improvement long-term, we're going to do so. So I see Hungary as a bit of an issue for us, for the moment. But long-term, I think we have an excellent facility that we can bring back into profitability in the future.

Matt Mishon - KeyBanc Capital Markets/McDonald Investments, Inc. - Analyst
Great. Thank you very much.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
You bet.

Operator
Next up we have Mark Close with Oppenheimer and Close.

Mark Close - Oppenheimer & Close, Inc. - Analyst
Hi, Steve and Erika.

Erika Turner - Superior International Industries, Inc. - CFO
Hey, Mark.

Mark Close - Oppenheimer & Close, Inc. - Analyst
Hey, a question.

Steve to kind follow up what you were talking about both in Hungary and elsewhere and your frequent comment about last man standing, is -- how do you see the opportunities if US domestic industry starts making cars again and also in Europe for meaningful share gains in those markets?

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Well, I think the people that are left in the industry, and I've got to be cautious, but I'm going to say excluding Asia for a minute, are very few when you look at the North American base. There is nobody of size left, Superior certainly the largest on capacity availability at this point and certainly I don't anticipate that there would ever be reason that anybody would come back into this marketplace, particularly in the US, to build a plant.

Saying that, I think that there is a lot of excess capacity worldwide, both in Europe, Central and Eastern, and of course we do know from what we do know that Asia certainly has capacity. We expect that some of that capacity in Asia will be eaten up by the continued build of vehicles in the Asian market and particularly as we see that re-expand in the future.

So that if you look at it broadly, the ability to be competitive worldwide is based on not only the pricing structure, but having a more global presence, which is being pushed by the OEMs, as they take their footprints and determine that the same wheel size, brake package, et cetera, can go on wheels that are -- vehicles that are made in Europe, Asia and anywhere else in the world. And we need to size ourselves properly to meet that demand.

If that means partnering with people that have certain levels of capacity, where we can help them out maybe in the North American market, I think it's time that at least we look at that as an additional opportunity as we work through better understanding our costs and where we can further reduce them and give the quality product that the OEMs expect. It's not an easy road but it's a road that we have stayed the course on and we'll continue to and I believe that we will at the end of the day -- I hate that, at the end of the day --

Erika Turner - Superior International Industries, Inc. - CFO
Ultimately.

Steven Borick - Superior International Industries, Inc. - Chairman, CEO, and President
Ultimately, we will continue to prevail and come back to a level of profitability in the future. At what level, that's tough to say. Global markets today are interesting.

We're seeing energy prices start to creep up, which starts to add some costs to logistics, nothing significant. I don't know where our administration stands on trying to long-term protect jobs in the North American arena and those are all things I think we have to be cognizant of as we go forward.

Mark Close - Oppenheimer & Close, Inc. - Analyst
Thanks.

Operator
(Operator Instructions). Next we have Jeff Linroth with leaving it better, LLC.

Jeff Linroth - Leaving It Better  LLC. - Analyst
Good morning.

Erika Turner - Superior International Industries, Inc. - CFO
Hi, Jeff.

Jeff Linroth - Leaving It Better  LLC. - Analyst
What is the percentage of sales that are going into the big three right now? Obviously, it's probably lower for not the reasons you had hoped.

Erika Turner - Superior International Industries, Inc. - CFO
It's about 82%.

Jeff Linroth - Leaving It Better  LLC. - Analyst
82%. Okay. And would you characterize how you -- characterize your success at -- over the last six to twelve months with the import, the foreign manufacturers?

Erika Turner - Superior International Industries, Inc. - CFO
I'll turn that one over to Mike O'Rourke.

Mike O'Rourke - Superior International Industries, Inc. - EVP, Sales and Administration
Thanks, Erika. Jeff, on a couple of fronts, the objective is to gain programs going forward as well as look for any kind of potential takeover business. If we look -- we've done well with Nissan and we've grown Toyota over the last several years on key programs. So if we look at the first quarter, some of those programs like the Toyota Sienna, production was actually reduced more significantly than we saw with the big three.

There is some activity in this market from new players, targeting the US, like a VW for instance, so we're focusing on that. We think in the future as this market kind of stabilizes, we're going to have reduced customer -- not us, necessarily, but on a market share basis, with GM and Ford reduced, but that will be made up of course with Toyotas, Nissans and other players out here. You'll have a much more balanced market which I think in our case, given the footprint, is going to be a benefit for Superior.

Jeff Linroth - Leaving It Better  LLC. - Analyst
Thanks a lot. That's all I had.

Erika Turner - Superior International Industries, Inc. - CFO
Thanks, Jeff.

Operator
And we have no further questions at this time.

Erika Turner - Superior International Industries, Inc. - CFO
Okay. Well, with that then I'd like to thank everybody for participating today and we'll talk to you shortly.

Operator
Once again, that does conclude our conference. We thank you for your participation.